Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

US$500,000	June __, 2012
New York, New York

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, TEL-INSTRUMENT ELECTRONICS CORP., a corporation incorporated under the laws of the State of New Jersey (the “Borrower”), hereby promises to pay to the order of [  ], a limited liability trust company organized and existing under the laws of the State of [•] (the “Lender”), on the Maturity Date (as defined below), the unpaid principal amount of the loan (the “Loan”) made by the Lender to the Borrower on the date hereof, as evidenced hereby, in the principal amount of FIVE HUNDRED THOUSAND UNITED STATES DOLLARS (US$500,000).  The Borrower hereby promises to pay interest on the unpaid principal amount of the Loan on the dates and at the rate provided for herein.

Section 1 .  Certain Terms Defined. The following terms for all purposes of this Promissory Note shall have the respective meanings specified below.

[   ]., a limited partnership organized and existing under the laws of the State of Delaware.

[   ] means that certain securities purchase agreement, dated as of September 10, 2010, by and between the Borrower, as issuer, and [   ], as purchaser.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

“Default” means any event which, with the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Event of Default” has the meaning given to it in Section 9.

“Intercreditor Agreement” means that certain intercreditor agreement by and among the Borrow, the Lender and [   ], pursuant to which the rights of the parties and inter-relationship between this Promissory Note and the [   ] Agreement are governed.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, prospects, condition (financial or otherwise) or property of the Borrower, (b) the validity or enforceability of any provision of any Transaction Document, (c) the ability of any party to any Transaction Document to timely perform its obligations thereunder, or (d) the rights and remedies of the Lender under any Transaction Document.

“Maturity Date” means December 31, 2012.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Security Agreement” means the Security Agreement dated of even date herewith made by and among the Borrower, as grantor, and Lender, as grantee.

“Transaction Documents” means this Promissory Note, the Intercreditor Agreement, the Warrant Agreement and the Security Agreement.

“Warrant Agreement” means that certain common stock warrant agreement dated of event date herewith made by and between the Borrower and Lender.

Section 2 .  Maturity Of the Loan.  The Loan shall mature, and the principal amount thereof shall be due and payable in full (together accrued but unpaid interest thereon), on the Maturity Date.

Section 3 .  Interest Payments.  The unpaid principal amount of the Loan shall bear interest at a rate per annum equal to fourteen percent (14.00%).  Such interest shall be payable in arrears on the last day of each month (or if such day is not a Business Day, then on the next succeeding Business Day).  The first payment of interest shall be paid on July 31, 2012 and shall be computed for the actual number of days elapsed from the date hereof until such date.

Any overdue principal of or interest on the Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the lesser of (i) the maximum interest rate permitted by applicable law and (ii) eighteen percent (18.00%) (the “Default Rate”).

Interest shall be computed on the basis of a year of 360 days and paid on the last day of each month for the actual number of days elapsed (including the first day but excluding the last day).

Section 4 .  Optional Prepayments.  The Borrower may prepay the Loan in whole or in part at any time without penalty by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment.

Section 5 .  General Provisions As To Payments.  All payments of principal of and interest on the Loan by the Borrower hereunder shall be made not later than 12:00 Noon (New York City time) on the date when due by cashier’s check or by wire transfer of immediately available funds to the Lender's account at a bank in the United States specified by the Lender in writing to the Borrower without reduction by reason of any set-off or counterclaim.

Section 6 .  Representations and Warranties of the Borrower.  The Borrower represents and warrants to the Lender that:

a.	it is duly organized, validly existing and in good standing under the laws of the State of New Jersey;

b.	the execution, delivery and performance of this Promissory Note are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action;

c.	this Promissory Note has been duly executed by an authorized officer of the Borrower and constitutes a legal, valid and binding obligation enforceable against the Borrower; and

d.	this Promissory Note does not violate any of the Borrower’s organizational documents.

Section 7 .  Affirmative Covenants.  Unless the Lender shall otherwise agree, the Borrower shall:

a.
(i) maintain its corporate existence and qualify and remain qualified to conduct business as currently conducted; (ii) maintain all approvals necessary for the Loan and the Transaction Documents; and (iii) operate its business with due diligence, efficiency and in conformity with sound business practices;

b.
comply with the requirements of all applicable laws, rules, regulations, and orders of any government authority, a breach of which would or would reasonably be expected to result in a Material Adverse Effect; and

c.
obtain, make and keep in full force and effect all material licenses, contracts, consents, approvals and authorizations from and registrations with government authorities that may be required to conduct its business, to maintain compliance with all applicable laws and regulations, and remit monies payable pursuant to this Promissory Note.

Section 8 .  Negative Covenants.  Unless the Lender shall otherwise agree, the Borrower shall not:

a.	make any material change to the scope or nature of its respective business activities as carried on at the date hereof or undertake any operations not permitted by the Transaction Documents;

b.
(i) violate any laws, ordinances, government rules or regulations to which it is subject or (ii) fail to obtain or maintain any patents, trademarks, service marks, trade names, copyrights, design patents, licenses, permits, franchises or other governmental authorizations necessary to ownership of its property or the conduct of its respective business, in either case where such failure would have or could reasonably be expected to have a Material Adverse Effect; and

c.	assign or otherwise transfer, terminate, waive or amend any of the Transaction Documents without the prior consent of the Lender.

Section 9 .  Events Of Default.  Each of the following events shall constitute an “Event of Default”:

a.	the principal of the Loan shall not be paid within ten (10) Business Days of the Maturity Date;

b.	any interest on the Loan shall not be paid within five (5) Business Days of the date that such interest was due;

c.
the Borrower defaults in the due and punctual observance or performance of any covenant, condition or agreement contained in this Promissory Note and such default is not cured within five (5) days after notice from the Lender;

d.
a court shall enter a decree or order for relief in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any substantial part of the property of the Borrower or ordering the winding up or liquidation of the affairs of the Borrower, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days;

e.
the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any substantial part of the property of the Borrower, or the Borrower shall make any general assignment for the benefit of creditors; or

f.	an Event of Default occurs under the [ ] Agreement and [ ]A declares the principal of and accrued interest on any promissory note due in connection therewith to be immediately due and payable.

Subject at all times to the terms and conditions of the Intercreditor Agreement, if an Event of Default described above shall occur, the unpaid principal and accrued interest on the Loan shall become immediately due and payable without any declaration or other act on the part of the Lender.  Subject at all times to the terms and conditions of the Intercreditor Agreement, immediately upon the occurrence of any Event of Default described above, or upon failure to pay this Promissory Note on the Maturity Date, the Lender may proceed to protect, enforce, exercise and pursue any and all rights and remedies available to the Lender under this Promissory Note and any other agreement or instrument, and any and all rights and remedies available to the Lender at law or in equity.

Section 10 .  Further Assurances.  The Borrower hereby agrees that, from time to time upon the written request of the Lender, the Borrower will execute and deliver such further documents and do such other acts and things as the Lender may reasonably request in order to fully effect the purposes of this Promissory Note and to protect and preserve the priority and validity of the security interests granted hereunder.

Section 11 .  Powers And Remedies Cumulative; Delay Or Omission Not Waiver Of Event Of Default.   No right or remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

No delay or omission of the Lender to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any Event of Default or an acquiescence therein; and every power and remedy given by this Promissory Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Lender.

Section 12 .  Transfers.  The Borrower may not transfer or assign this Promissory Note nor any right or obligation hereunder to any person or entity without the prior written consent of the Lender.  This Promissory Note is freely transferable by the Lender.

Section 13 .  Modification.  This Promissory Note may be modified only with the written consent of both the Borrower and the Lender.

Section 14 .  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by an internationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that a notice of change of address(es) shall be effective only from the date of its receipt by the other party):

if to the Lender, to:

[   ]
[●]

with a copy (which shall not constitute notice) to:

[●]

if to the Borrower, then to:

Tel-Instrument Electronics Corp.
One Branca Road
East Rutherford, NJ 07073
Attn: Jeff C. O’Hara
Chief Executive Officer

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP
33 Wood Avenue South, 6th Floor
Iselin, NJ 08830
Attn: Joseph M. Lucosky, Esq.

Notices by e-mail, facsimile or other means not expressly permitted hereunder shall have no force and effect, unless the party receiving a given notice waives, in writing, as to that notice the form of delivery requirement set forth in this Section.  The parties agree, however, that, where practicable, they will contemporaneously e-mail to counsel for the opposing party (at the respective address set forth above) a courtesy copy of any notices or communications sent concerning this Promissory Note.

Section 15 Miscellaneous.  This Promissory Note shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said state.  The parties hereto hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of or any default under this Promissory Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice.  The Section headings herein are for convenience only and shall not affect the construction hereof.  Any provision of this Promissory Note which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  This Promissory Note shall bind the Borrower and his or her heirs, administrators, executors, personal representatives and permitted assigns.  The rights under and benefits of this Promissory Note shall inure to the Lender and its successors and assigns.

[signature page follows]

IN WITNESS WHEREOF, the Borrower has caused this instrument to be duly executed on the date indicated below.

Date:  June ___, 2012

TEL-INSTRUMENT ELECTRONICS CORP.

By:__________________________
Name:
Title: